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                                                              Exhibit (b)(2)


                        CASTLE HARLAN PARTNERS III, L.P.
                             MORTON'S HOLDINGS, INC.
                          MORTON'S ACQUISITION COMPANY
                              150 EAST 58TH STREET
                            NEW YORK, NEW YORK 10155


                                                                  March 26, 2002

                                  CONFIDENTIAL


Morton's Restaurant Group, Inc.
3333 New Hyde Park Road, Suite 210
New Hyde Park, New York  11042

Re:   REIMBURSEMENT OF CERTAIN AMENDMENT COSTS

Ladies and Gentlemen:

      Reference is hereby made to the Agreement and Plan of Merger, dated as of March 26, 2002 (the "MERGER AGREEMENT"), by and among Morton's Holdings, Inc. (the "BUYER"), a Delaware corporation formed by Castle Harlan Partners III, L.P. ("CHP"), Morton's Acquisition Company (the "TRANSITORY SUBSIDIARY"), a Delaware corporation and a direct wholly-owned subsidiary of the Buyer, and Morton's Restaurant Group, Inc. (the "COMPANY"), a Delaware corporation. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Merger Agreement.

      Reference is also hereby made to Amendment No. 15 to the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 26, 2002 (the "FIFTEENTH AMENDMENT"), by and among the Company and certain of the Subsidiaries (as borrowers thereunder), certain financial institutions identified as lenders and Fleet National Bank (formerly known as BankBoston, N.A.), as Agent and Administrative Agent (the "AGENT").

      In the event that the Merger Agreement is terminated in accordance with its terms (other than in circumstances pursuant to which the Buyer is entitled to receive the Expense Reimbursement and/or Termination Fee pursuant to Section
7.3 of the Merger Agreement at the time of such termination), CHP agrees to reimburse the Company for any payments made by the Company with respect to the reasonable fees and expenses of (x) the Agent's special counsel for services rendered by such special counsel to the Agent in connection with the Fifteenth Amendment (for purposes of this clause (x), in no event shall the aggregate amount of such fees and expenses exceed $95,000) and (y) the Company's and the Special Committee's counsel for services rendered by such counsel in connection with the Fifteenth Amendment (for purposes of this clause (y), in no event shall the aggregate amount of such fees and expenses exceed $5,000).

      For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this letter agreement or the Merger Agreement, it is understood and agreed that any amounts paid by

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Morton's Restaurant Group, Inc
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CHP pursuant to this letter agreement (collectively, the "CHP PAYMENT
OBLIGATION") shall be deemed to constitute out-of-pocket expenses of the Buyer and the Transitory Subsidiary related to the Merger Agreement and the transactions contemplated thereby and, as such, under the circumstances contemplated by the Merger Agreement where the Buyer shall be entitled to receive the Expense Reimbursement from the Company at a time subsequent to the termination of the Merger Agreement, the Buyer shall be entitled to receive (in accordance with the applicable provisions of the Merger Agreement) reimbursement from the Company of the aggregate amount of the CHP Payment Obligation (without regard to the limitation on the maximum amount of the Expense Reimbursement set forth in Section 7.3(b)(i) of the Merger Agreement).

      This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, excluding the provisions of such laws regarding conflicts of law or choice of law.

      This letter agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

      The terms and conditions of this letter agreement may be modified only in writing signed by both parties hereto.

      Please confirm the above agreement between you and us by signing and returning to us a copy of this letter agreement.

                                 Sincerely,

                                 CASTLE HARLAN PARTNERS III, L.P.
                                 By:  Castle Harlan, Inc., as Investment Manager

                                 By:   /s/ Howard Weiss
                                      ---------------------------------------
                                      Howard Weiss
                                      Senior Vice President & Chief Financial
                                      Officer

                                 MORTON'S HOLDINGS, INC.
                                 MORTON'S ACQUISITION COMPANY


                                 By:   /s/ Justin B. Wender
                                      ---------------------------------------
                                      Justin B. Wender
                                      President and Chief Executive Officer

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Morton's Restaurant Group, Inc
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Accepted and Agreed as of
March 26, 2002:

MORTON'S RESTAURANT GROUP, INC.


By:  /s/ Allen J. Bernstein
    --------------------------------------
    Allen J. Bernstein
    Chairman of the Board of Directors,
    President and Chief Executive Officer